EMPLOYMENT AGREEMENT, dated October 16, 2007, by and between DCAP GROUP, INC., a Delaware corporation (the “Company”), and BARRY B. GOLDSTEIN (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee desire to enter into an employment agreement which will set forth the terms and conditions upon which the Employee shall be employed by the Company and upon which the Company shall compensate the Employee.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto have agreed, and do hereby agree, as follows:

1.  EMPLOYMENT; TERM

1.1  The Company will employ the Employee in its business, and the Employee will work for the Company therein, as its President, Chairman of the Board and Chief Executive Officer for a term commencing as of the date hereof (the “Effective Date”) and terminating on June 30, 2009 (the “Expiration Date”), subject to earlier termination as hereinafter provided (the employment period, as earlier terminated or as extended as provided for herein, being referred to as the “Term”).

1.2  This Agreement will automatically renew for a one-year term upon its initial expiration unless (a) the Employee has voluntarily terminated his employment, (b) the Employee's employment has been earlier terminated as provided in this Agreement, (c) the Company provides to the Employee, on or before July 1, 2008, written notice that this Agreement is not to be renewed or (d) the Employee provides to the Company, on or before July 1, 2008, written notice that this Agreement is not to be renewed.

1.3  Upon the expiration of the Term or the termination of the Employee’s employment with the Company for any reason whatsoever, whether during or following the Term, he shall be deemed to have resigned all of his positions as an employee, officer and director of the Company and of each and every subsidiary thereof.

2.	DUTIES

2.1  During the Term, the Employee shall serve as the Company’s President, Chairman of the Board and Chief Executive Officer and shall perform duties of an executive character consisting of administrative and managerial responsibilities on behalf of the Company of the type and nature heretofore assigned to the Employee and such further duties of an executive character as shall, from time to time, be delegated or assigned to him by the Board of Directors of the Company (the “Board”) consistent with the Employee’s position.

3.	DEVOTION OF TIME

3.1  During the Term, the Employee shall expend all of his working time for the Company; shall devote his best efforts, energy and skill to the services of the Company and the promotion of its interests; and shall not take part in activities detrimental to the best interests of the Company.

3.2  The Employee shall be permitted to engage in the following activities: (a) charity, social or civic work, (b) tend to personal financial and legal affairs, and (c) subject to the prior written consent of the Company (following Board approval), serve on the Board of Directors of, or advisor to, other business organizations, and engage in any other business or business-related activity, in each case (i.e., (a) through (c) above), provided that such activities do not interfere with his full-time services to the Company.

4.	COMPENSATION

4.1  For all services to be rendered by the Employee during the Term, and in consideration of the Employee’s representations and covenants set forth in this Agreement, the Employee shall be entitled to receive from the Company compensation as set forth in Paragraphs 4.2, 4.3 and 4.4 below.

4.2  During the Term, the Employee shall be entitled to receive a salary at the rate of three hundred fifty thousand dollars ($350,000) per annum (the “Base Salary”).  The Employee shall be entitled to increases in the Base Salary and other potential additional compensation as may be determined from time to time by the Board in its sole discretion.  All amounts due hereunder shall be payable in accordance with the Company’s standard payroll practices.

4.3  (a)           Subject to the terms hereof, the Employee shall also be entitled to receive from the Company for each fiscal year during the Term a bonus (the “Bonus”) equal to the following percentage of the Company’s Net Income (as hereinafter defined) for such fiscal year (the “Bonus Payments”):

Net Income                                                                Percentage

Less than $500,00                                                           -0-

$500,000 - $999,999                                                          3%

$1,000,000 - $1,499,999                                                    4.5%

$1,500,000 or more                                                           6%

As an illustration of the foregoing, subject to the provisions hereof, in the event that the Company’s Net Income for a particular fiscal year is $1,200,000, the Bonus would be $54,000 (assuming that the Employee remained in the employ of the Company for the entire fiscal year).

(b)           For purposes hereof, the term “Net Income” for any particular fiscal year shall mean the Company's consolidated net income for such year determined in accordance with generally accepted accounting principles consistently applied, as audited and reported upon by the independent auditors of the Company, adjusted as follows:  (i) the after-tax effect of any extraordinary, exceptional or nonrecurring gain or loss, or any gain or loss arising from the sale of capital assets, including from the sale of stores, or arising out of any transaction in capital stock of the Company or any of its subsidiaries shall be excluded; and (ii) the Bonus (and any other bonus) paid, or accrued with the regard, to the Employee, but only the Employee, shall be excluded.

(c)           For purposes hereof, with respect to the fiscal year ending December 31, 2007, the Company’s Net Income shall be determined for the entire fiscal year (notwithstanding that the Effective Date falls within the fiscal year).

(d)           For purposes hereof, with respect to the fiscal year in which this Agreement shall expire or terminate (the “Termination Year”) and for which, pursuant to the terms of this Agreement, the Employee is entitled to receive a Bonus, and subject to the provisions of Paragraph 6 hereof, the Company’s Net Income shall be determined for the period from the first day of the Termination Year until such expiration or termination date (the “Termination Date”) by multiplying the Company’s Net Income for the period from the first day of the Termination Year until the end of the fiscal quarter in which the Termination Date falls (the “Termination Quarter”) by a fraction, the numerator of which shall be the number of days from the first day of the Termination Year until the Termination Date (the “Number of Termination Year Days”) and the denominator of which shall be the total number of days from the first day of the Termination Year until the end of the Termination Quarter.  In the event the Termination Quarter shall be other than the last fiscal quarter of the Termination Year, notwithstanding that the term “Net Income” shall have the meaning ascribed to it by paragraph (b) hereof (as adjusted by the provisions of this paragraph (d)), the application of such term to this paragraph (d) shall not be subject to any adjustment based upon an audit or report of the Company’s independent auditors with respect to the Termination Year.

(e)           In determining the amount of the Bonus for the Termination Year, the threshold dollar amounts set forth in paragraph (a) hereof shall be multiplied by a fraction, the numerator of which shall be the Number of Termination Year Days and the denominator of which shall be three hundred sixty-five (365).

(f)           The Bonus shall be payable on an annual basis within thirty (30) days following the receipt by the Company of the report of its independent auditors, with regard to the Company’s Net Income for the particular fiscal year, calculated in accordance with paragraph (b) hereof and otherwise consistent with the consolidated financial statements of the Company for the fiscal year as set forth on any Form 10-K or 10-KSB filed with the Securities and Exchange Commission (the “SEC”), except that, with respect to any Termination Year in which the Termination Quarter is other than the last fiscal quarter of the Termination Year, the Bonus shall be payable within thirty (30) days following the determination by the Company’s chief financial officer of the Company’s Net Income through the end of the Termination Quarter, if any, calculated in accordance with paragraph (b) hereof and otherwise consistent with the consolidated financial statements of the Company for the period ended with the end of the Termination Quarter as set forth in any Form 10-Q or 10-QSB filed with the SEC.

4.4  In the event that the Board adopts an executive bonus plan (the “Bonus Plan”) that provides for the payment of a bonus to the Chief Executive Officer of the Company, the Company will send to the Employee a written notice to such effect (the “Bonus Plan Notice”) and will offer therein to replace prospectively the provisions of Paragraph 4.3 hereof with those set forth in the Bonus Plan effective with the date set forth in the Bonus Plan Notice (the “Bonus Plan Effective Date”).  In the event the Employee desires to accept such offer, he shall do so by giving written notice thereof to the Chairman of the Compensation Committee of the Board (the “Committee Chairman”) within ten (10) days following his receipt of the Bonus Plan Notice.  In the event that the Employee timely notifies the Committee Chairman in writing of his acceptance of the offer, the provisions of Paragraph 4.3 hereof shall thereupon terminate, the day immediately preceding the Bonus Plan Effective Date shall be deemed to be the Termination Date for purposes of Paragraph 4.3 hereof and the Employee shall be entitled to receive a Bonus, if any, for the period ended with the Termination Date in accordance with the provisions of Paragraph 4.3 hereof.

5.	REIMBURSEMENT OF EXPENSES

5.1  Subject to Paragraph 5.3 hereof, the Company shall pay directly, or reimburse the Employee for, all reasonable and necessary expenses and disbursements incurred by the Employee for and on behalf of the Company in the performance of his duties during the Term.  Without limiting the generality of the foregoing, the Company shall pay directly, or reimburse the Employee for, fees payable for continuing education classes that are related to the Company’s business; provided, however, that, without the prior written consent of the Company (following Board approval), the maximum amount for which the Company shall be responsible with respect to such classes shall be three thousand dollars ($3,000) per annum.

5.2  The Employee shall submit to the Company, not less than once in each calendar month, reports of such expenses and disbursements in form normally used by the Company and receipts with respect thereto and the Company’s obligations under Paragraph 5.1 hereof shall be subject to compliance therewith.

5.3  During the Term, the Employee shall be entitled to receive a monthly automobile allowance of one thousand dollars ($1,000) for any and all expenses related to the Employee’s automobile (i.e., lease payments, insurance, gas, tolls, parking, etc.).  Except for reimbursement of directly related automobile expenses (i.e. parking and tolls) incurred by the Employee while fulfilling his duties and responsibilities to the Company, but which are outside of the Employee’s normal day to day usage of his automobile, the Employee will not be entitled to any additional or alternative reimbursement for any other automobile related expenses.

6.	DISABILITY; INSURANCE

6.1           If, during the Term, the Employee, in the opinion of a majority of all of the members of the Board (excluding the Employee if he is a member), as confirmed by competent medical evidence, shall become physically or mentally incapacitated to perform his duties for the Company hereunder (“Disabled”) for a continuous period, then for the first six (6) months of such period he shall receive his full salary (subject to the following sentence, the “Salary Continuation Period”).  In no event, however, shall the Employee be entitled to receive any payments under this Paragraph 6.1 beyond the expiration or termination date of this Agreement.  Effective with the date of his resumption of full employment, the Employee shall be re-entitled to receive his full salary.  If such illness or other incapacity shall endure for a continuous period of at least nine (9) months or for at least two hundred fifty (250) business days during any eighteen (18) month period, the Company shall have the right, by written notice, to terminate the Employee’s employment hereunder as of a date (not less than thirty (30) days after the date of the sending of such notice) to be specified in such notice.  The Employee agrees to submit himself for appropriate medical examination to a physician of the Company’s designation as necessary for purposes of this Paragraph 6.1.

6.2           The obligations of the Company under this Paragraph 6 may be satisfied, in whole or in part, by payments to the Employee under a disability insurance policy provided by the Company.

6.3           Notwithstanding the foregoing, in the event, at the time of any apparent incapacity, the Company has in effect a disability policy with respect to the Employee, the Employee shall be considered Disabled for purposes of Paragraph 6.1 only if he is considered disabled for purposes of the policy.

6.4           The Company agrees to obtain a disability insurance policy on behalf of the Employee (subject to the Employee’s satisfying any requirements therefor) and maintain such policy in effect during the Term.  In no event shall the Company be liable for premiums in excess of $6,500 per annum with respect thereto.

6.5           In the event of the termination of the Employee’s employment based upon him becoming Disabled, as liquidated damages, the Employee shall be entitled to receive the compensation to which he is entitled until the expiration of the Salary Continuation Period pursuant to Paragraph 4.3 hereof (i.e., the Termination Date shall be considered the last day of the Salary Continuation Period).  The amount to be paid to the Employee pursuant to this Paragraph 6.5 shall constitute the sole and exclusive remedy of the Employee, and the Employee shall not be entitled to any other or further compensation, rights or benefits hereunder or otherwise.

7.	RESTRICTIVE COVENANTS

7.1  (a)           The services of the Employee are unique and extraordinary and essential to the business of the Company, especially since the Employee shall have access to the Company’s customer lists, trade secrets and other privileged and confidential information essential to the Company’s business.  Therefore, the Employee agrees that, if the term of his employment hereunder shall expire or his employment shall at any time terminate for any reason whatsoever, with or without Cause (as hereinafter defined) and with or without Good Reason (as hereinafter defined), the Employee will not at any time during the eighteen (18) month period commencing with the date on which the Employee ceases to be employed by the Company (the “Cessation Date”) (the “Restrictive Covenant Period”), without the prior written consent of the Company, directly or indirectly, whether individually or as a principal, officer, employee, partner, shareholder, member, manager, director, agent of, or consultant or independent contractor to, any entity,

(i)  (A) anywhere within five (5) miles of the location of any office of the Company or any franchisee thereof or (B) with respect to the Company’s premium finance business and any other business with respect to which the Company requires a license to operate, within any state in which the Company has a license to operate, in each case at the Cessation Date, engage or participate in a business which, as of the Cessation Date, is similar to or competitive with, directly or indirectly, that of the Company, and shall not make any investments in any such similar or competitive entity, except that the foregoing shall not restrict the Employee from acquiring up to one percent (1%) of the outstanding voting stock of any entity whose securities are listed on a stock exchange or Nasdaq;

(ii)  cause or seek to persuade any director, officer, employee, customer, client, account, agent or supplier of, or consultant or independent contractor to, the Company, or others with whom the Company has a business relationship (collectively “Business Associates”), to discontinue or materially modify the status, employment or relationship of such person or entity with the Company, or to become employed in any activity similar to or competitive with the activities of the Company;

(iii)  cause or seek to persuade any prospective customer, client, account or other Business Associate of the Company (which at or about the Cessation Date was then actively being solicited by the Company) to determine not to enter into a business relationship with the Company or to materially modify its contemplated business relationship;

(iv)  hire, retain or associate in a business relationship with, directly or indirectly, any director, officer or employee of the Company; or

(v)  solicit or cause or authorize to be solicited, or accept, for or on behalf of him or any third party, any business from, or the entering into of a business relationship with,  (A) others who are, or were within one (l) year prior to the Cessation Date, a customer, client, account or other Business Associate of the Company, or (B) any prospective customer, client, account or other Business Associate of the Company which at or about the Cessation Date was then actively being solicited by the Company.

The foregoing restrictions set forth in this Paragraph 7.1(a) shall apply likewise during the Term.

7.2  The Employee agrees to disclose promptly in writing to the Board all ideas, processes, methods, devices, business concepts, inventions, improvements, discoveries, know-how and other creative achievements (hereinafter referred to collectively as “discoveries”), whether or not the same or any part thereof is capable of being patented, trademarked, copyrighted, or otherwise protected, which the Employee, while employed by the Company, conceives, makes, develops, acquires or reduces to practice, whether acting alone or with others and whether during or after usual working hours, and which are related to the Company’s business or interests, or are used or usable by the Company, or arise out of or in connection with the duties performed by the Employee.  The Employee hereby transfers and assigns to the Company all right, title and interest in and to such discoveries (whether conceived, made, developed, acquired or reduced to practice on or prior to the Effective Date or during his employment with the Company), including any and all domestic and foreign copyrights and patent and trademark rights therein and any renewals thereof.  On request of the Company, the Employee will, without any additional compensation, from time to time during, and after the expiration or termination of, the Term, execute such further instruments (including, without limitation, applications for copyrights, patents, trademarks and assignments thereof) and do all such other acts and things as may be deemed necessary or desirable by the Company to protect and/or enforce its right in respect of such discoveries.  All expenses of filing or prosecuting any patent, trademark or copyright application shall be borne by the Company, but the Employee shall cooperate, at the Company’s expense, in filing and/or prosecuting any such application.

7.3  (a)           The Employee represents that he has been informed that it is the policy of the Company to maintain as secret all confidential information relating to the Company, including, without limitation, any and all knowledge or information with respect to secret or confidential methods, processes, plans, materials, customer lists or data, or with respect to any other confidential or secret aspect of the Company’s activities, and further acknowledges that such confidential information is of great value to the Company.  The Employee recognizes that, by reason of his employment with the Company, he has acquired and will acquire confidential information as aforesaid.  The Employee confirms that it is reasonably necessary to protect the Company’s goodwill, and, accordingly, hereby agrees that he will not, directly or indirectly (except where authorized by the Board of Directors of the Company), at any time during the Term or thereafter divulge to any person, firm or other entity, or use, or cause or authorize any person, firm or other entity to use, any such confidential information.

(b)           The Employee agrees that he will not, at any time, remove from the Company’s premises any drawings, notebooks, software, data or other confidential information relating to the business and procedures heretofore or hereafter acquired, developed and/or used by the Company, except where necessary in the fulfillment of his duties hereunder.

(c)           The Employee agrees that, upon the expiration or termination of this Agreement or the termination of his employment with the Company for any reason whatsoever, he shall promptly deliver to the Company any and all drawings, notebooks, software, data and other documents and material, including all copies thereof, in his possession or under his control relating to any confidential information or discoveries, or which is otherwise the property of the Company.

(d)           For purposes hereof, the term “confidential information” shall mean all information given to the Employee, directly or indirectly, by the Company and all other information relating to the Company otherwise acquired by the Employee during the course of his employment with the Company (whether on or prior to the Effective Date or hereafter), other than information which (i) was in the public domain at the time furnished to, or acquired by, the Employee, or (ii) thereafter enters the public domain other than through disclosure, directly or indirectly, by the Employee or others in violation of an agreement of confidentiality or nondisclosure.

7.4  For purposes of this Paragraph 7, the term “Company” shall mean and include the Company and any and all subsidiaries and affiliates entities of the Company in existence from time to time.

7.5  In connection with his agreement to the restrictions set forth in this Paragraph 7, the Employee acknowledges the benefits accorded to him pursuant to the provisions of this Agreement, including, without limitation, the agreement on the part of the Company to employ the Employee during the Term (subject to the terms and conditions hereof). The Employee also acknowledges and agrees that the covenants set forth in this Paragraph 7 are reasonable and necessary in order to protect and maintain the proprietary and other legitimate business interests of the Company and that the enforcement thereof would not prevent the Employee from earning a livelihood.

8.	VACATIONS; LEAVE

8.1  The Employee shall be entitled to an aggregate of four (4) weeks vacation time for each twelve (12) month period during the Term commencing as of January 1, 2007 (i.e., January 1 through December 31), the time and duration thereof to be determined by mutual agreement between the Employee and the Board of Directors of the Company.  The parties acknowledge and agree that, as of the date hereof, the Employee has taken seven (7) days vacation time during 2007.  Any vacation time not used by the end of the Term shall be forfeited without compensation.  In addition, the Employee shall not be entitled to carry over or use any vacation time that is unused as of the end of any twelve (12) month period during the Term.  Further, the Employee shall be entitled to the number of sick, personal, family, etc. days off during each twelve (12) month period of the Term as set forth in the Company’s employee handbook.

9.	PARTICIPATION IN EMPLOYEE BENEFIT PLANS; STOCK OPTIONS

9.1  The Employee shall be accorded the right to participate in and receive benefits under and in accordance with the provisions of any pension, profit sharing, insurance, medical and dental insurance or reimbursement (with family coverage) or other plan or program of the Company either in existence as of the Effective Date or thereafter adopted for the benefit generally of its executive employees.

9.2  On the Effective Date, pursuant to the Company’s 2005 Equity Participation Plan and a Stock Option Agreement in, or substantially in, the form attached hereto as Exhibit A, the Company will grant to the Employee the right and option to purchase up to one hundred thirty thousand (130,000) shares of common stock of the Company upon the terms set forth in the Stock Option Agreement.

10.	SERVICE AS OFFICER AND DIRECTOR

10.1  During the Term, the Employee shall, if elected or appointed, serve as (a) an officer of the Company and/or any subsidiaries of the Company in existence or hereafter created or acquired and (b) a director of the Company and/or any such subsidiaries of the Company in existence or hereafter created or acquired, in each case without any additional compensation for such services.  In the event the Company has in effect during the Term a director and officer liability insurance policy, the Company will include the Employee therein as a named insured.

11.	EARLIER TERMINATION

11.1  The Employee’s employment hereunder shall automatically terminate upon his death, may terminate at the option of the Company in the event of Cause, and may terminate at the option of the Employee for Good Reason.

11.2  The Employee’s employment may be terminated by the Company at any time during the Term upon written notice for Cause.   As used in this Agreement, “Cause” shall mean the Employee’s commission of any act in the performance of his duties constituting common law fraud, a felony or other gross malfeasance of duty, the Employee’ s commission of any act involving moral turpitude, any material misrepresentation by the Employee (including, without limitation, a breach of any representation set forth in Paragraph 13.1 hereof, any breach of any material covenant on the Employee’s part herein set forth (which breach, if curable, is not cured by the Employee within ten (10) days of the Employee’s receipt of written notice thereof from the Company), or the Employee’s engagement in misconduct which is materially injurious to the Company or any of subsidiaries.

11.3  The Employee’s employment may be terminated by the Employee at any time during the Term for Good Reason.  As used in this Agreement, “Good Reason” shall mean (a) any breach of any material covenant on the Company’s part (which breach, if curable, is not cured by the Company within ten (10) days of the Company’s receipt of written notice thereof from the Employee), or (b) a material dimunition in the Employee’s duties and responsibilities (other than following an event constituting Cause) in his capacity as President, Chairman of the Board and Chief Executive Officer of the Company.

11.4  Upon termination of the Employee’s employment by the Company for Cause or by the Employee without Good Reason, the Company shall have no further obligations to the Employee, and the Employee shall be entitled to no further compensation from the Company, except for any pro-rata amounts due to the Employee at such date of termination, as provided for in Paragraph 4.2 hereof, and except, in the case of a termination of employment by the Employee without Good Reason, for any Bonus amount for the completed fiscal year immediately preceding the date of termination, as provided in Paragraph 4.3 hereof.  As an illustration of the foregoing, in the event of a termination of employment by the Employee without Good Reason on March 1, the Employee would be entitled to receive the amount payable to him pursuant to Paragraph 4.2 hereof to March 1 and the amount, if any, payable to him pursuant to Paragraph 4.3 hereof for the immediately preceding fiscal year ended December 31.  In the event of the termination of the Employee’s employment by the Company for Cause or by the Employee without Good Reason, the amount to be paid to the Employee pursuant to this Paragraph 11.4 shall constitute the sole and exclusive remedy of the Employee, and the Employee shall not be entitled to any other or further compensation, rights or benefits hereunder or otherwise.

11.5  In the event of the termination of the Employee’s employment by the Company during the Term without Cause or by the Employee for Good Reason, as liquidated damages, the Employee shall be entitled to receive (a) the compensation to which he would have been entitled until the expiration of the Term pursuant to Paragraph 4.2 hereof and (b) the compensation to which he is entitled to receive until the Termination Date pursuant to Paragraph 4.3 hereof.  The compensation payable pursuant to (a) above shall be payable to the Employee in accordance with the Company’s standard payroll practices as if his employment had continued.  The amount to be paid to the Employee pursuant to this Paragraph 11.5 shall constitute the sole and exclusive remedy of the Employee, and the Employee shall not be entitled to any other or further compensation, rights or benefits hereunder or otherwise.

11.6  In order to protect the Employee against the possible consequences and uncertainties of a Change of Control of the Company (as hereinafter defined) and thereby induce the Employee to remain in the employ of the Company, the Company agrees that:

(a)           If, during the Term, the Employee’s employment is terminated by the Company within eighteen (18) months subsequent to a Change of Control other than for Cause, the Company shall pay to the Employee an amount in cash equal to one and one-half (1.5) times the Employee’s annual salary in effect at the time of the termination of employment (the “Change of Control Payment”).  The Change of Control Payment shall be payable in two (2) equal installments, with the initial payment being  due and payable on the tenth day following the date of termination of employment and the remaining payment being due and payable on the one year anniversary of the date of termination of employment.  In addition, in such event, the Company shall continue to pay for the Employee’s health insurance premiums for the remainder of the Term.  The Change of Control Payment shall be in lieu of the amount payable to the Employee pursuant to Paragraph 11.5 hereof; provided, however, that, in the event that the termination of employment occurs more than eighteen (18) months prior to the Expiration Date, the Employee may elect to receive the amount payable pursuant to Paragraph 11.5 hereof in lieu of the amount payable pursuant to this Paragraph 11.6.  The amount to be paid to the Employee pursuant to this Paragraph 11.6 shall constitute the sole and exclusive remedy of the Employee, and the Employee shall not be entitled to any other or further compensation, rights or benefits hereunder or otherwise.

(b)           As used in this Paragraph 11.6, a “Change of Control” shall be deemed to have occurred if

(i)           any “person” or “group of persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities  Exchange Act of 1934, as amended (the “1934 Act”), becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company representing more than thirty-three and one-third percent (33-1/3%) of the Company’s then outstanding securities having the right to vote on the election of directors (“Voting Securities”), except that there shall be excluded any Voting Securities acquired from the Company with respect to which the Employee gave his approval as a member of the Board;

(ii)           when individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board; or

(iii)           the Company consummates (A) a reorganization, merger or consolidation of the Company, with respect to which in each case all or substantially all of the individuals and entities who were the beneficial owners of the Voting Securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly and indirectly, more than 50% of the then combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such reorganization, merger of consolidation, or (B) the sale or other disposition of all or substantially all of the assets of the Company.

11.7  The termination or expiration of this Agreement shall not affect the continuing operation and effect of Paragraph 7 hereof, which shall continue in full force and effect according to its terms.  In addition, the termination or expiration of this Agreement will not result in a termination or waiver of any rights and remedies that the Company may have under this Agreement and applicable law.

12.	INJUNCTIVE RELIEF; REMEDIES

12.1  The Employee acknowledges and agrees that, in the event he shall violate or threaten to violate any of the restrictions of Paragraph 3 or 7 hereof, the Company will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages.

12.2  The Employee agrees further that the Company shall have the following additional rights and remedies:

(i)           The right and remedy to require the Employee to account for and pay over to the Company all monies and other consideration derived or received by him as the result of any transactions constituting a breach of any of the provisions of Paragraph 7.1, and the Employee hereby agrees to account for and pay over such monies and other consideration to the Company; and

(ii)           The right to recover attorneys’ fees incurred in any action or proceeding in which it seeks to enforce its rights under Paragraph 7 hereof and is successful on any grounds.

12.3  Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

12.4  The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Paragraph 7.1 upon the courts of any jurisdiction within the geographical scope of such covenants (a “Jurisdiction”).  In the event that the courts of any one or more of such Jurisdictions shall hold such covenants unenforceable by reason of the breadth of their scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other Jurisdiction, as to breaches of such covenants in such other respective Jurisdictions, the above covenants as they relate to each Jurisdiction being, for this purpose, severable into diverse and independent covenants.

13.	NO RESTRICTIONS

13.1  The Employee hereby represents that neither the execution of this Agreement nor his performance hereunder will (a) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which the Employee is a party, or by which he may be bound, or (b) violate any order, judgment, writ, injunction or decree applicable to the Employee.  In the event of a breach hereof, in addition to the Company’s right to terminate this Agreement, the Employee shall indemnify the Company and hold it harmless from and against any and all claims, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred or suffered in connection with or as a result of the Company’s entering into this Agreement or employing the Employee hereunder.

14.	ARBITRATION

14.1           Except with regard to Paragraph 12.1 hereof and any other matters that are not a proper subject of arbitration, all disputes between the parties hereto concerning the performance, breach, construction or interpretation of this Agreement or any portion thereof, or in any manner arising out of this Agreement or the performance thereof, shall be submitted to binding arbitration, in accordance with the rules of the American Arbitration Association.  The arbitration proceeding shall take place at a mutually agreeable location in Nassau County, New York or such other location as agreed to by the parties.

14.2           The award rendered by the arbitrator shall be final, binding and conclusive, shall be specifically enforceable, and judgment may be entered upon it in accordance with applicable law in the appropriate court in the State of New York, with no right of appeal therefrom.

14.3  Each party shall pay its or his own expenses of arbitration, and the expenses of the arbitrator and the arbitration proceeding shall be equally shared; provided, however, that, if, in the opinion of the arbitrator (or a majority of the arbitrators if more than one), any claim or defense was unreasonable, the arbitrator(s) may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrator(s) and the arbitration proceeding against the party raising such unreasonable claim or defense; provided, further, that, if the arbitration proceeding relates to the issue of Cause for termination of employment, (a) if, in the opinion of a majority of the arbitrators, Cause existed, the arbitrator(s) shall assess, as part of their award, all of the arbitration expenses of the Company (including reasonable attorneys’ fees) and of the arbitrator(s) and the arbitration proceeding against the Employee or (b) if, in the opinion of a majority of the arbitrator(s), Cause did not exist, the arbitrator(s) shall assess, as part of their award, all of the arbitration expenses of the Employee (including reasonable attorneys’ fees) and of the arbitrator(s) and the arbitration proceeding against the Company.

15.	ASSIGNMENT

15.1  This Agreement, as it relates to the employment of the Employee, is a personal contract and the rights and interests of the Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated.

16.	NOTICES

16.1  Any notice required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given when delivered by hand or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier or telecopier as follows:

If to the Employee:

P.O. Box 450
Hewlett, New York  11557
Telecopier Number: (516) 374-4484

If to the Company:

c/o Jack Seibald
Chairman, Compensation Committee
1010 Franklin Avenue
Suite 303
Garden City, New York 11530
Telecopier Number:  (516) 248-4278

with a copy to:

Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, New York 11554
Attention:  Fred Skolnik, Esq.
Telecopier Number:  (516) 296-7111

or at such other address as any party shall designate by notice to the other party given in accordance with this Paragraph 16.1.

17.	GOVERNING LAW

17.1  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

18.	WAIVER OF BREACH; PARTIAL INVALIDITY

18.1  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.  If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction or arbitrators, as the case may be, are authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

19.	ENTIRE AGREEMENT

19.1  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein.  This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the subject matter hereof.  This Agreement may be amended, and any provision hereof waived, only by a writing executed by the party sought to be charged.  No amendment or waiver on the part of the Company  shall be valid unless approved by its Board.

20.	COUNTERPARTS

20.1  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

21.	FACSIMILE SIGNATURES

21.1  Signatures hereon which are transmitted via facsimile shall be deemed original signatures.

22.	REPRESENTATION BY COUNSEL; INTERPRETATION

22.1  The Employee acknowledges that he has been represented by counsel in connection with this Agreement. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the Employee.  The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

23.	HEADINGS

23.1  The headings and captions under sections and paragraphs of this Agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year above written.

DCAP GROUP, INC.

By:

Barry B. Goldstein